Exhibit 99.1

COMPANY RELEASE

     LAWRENCE QUARTARO NAMED PROMOTIONS.COM ACTING CHIEF FINANCIAL OFFICER

NEW YORK, November 24, 2000 -- Promotions.com, Inc. (NASDAQ: PRMO), the Internet promotion experts, today announced that Lawrence M. Quartaro has been appointed the Company's Acting Chief Financial Officer following the resignation of Thomas Brophy. Formerly Promotions.com's Corporate Controller, Mr. Quartaro will assume responsibility for all financial functions at Promotions.com.

"Larry Quartaro is a top-notch financial professional. We are very pleased Larry has accepted this exciting opportunity to increase his contribution to the Promotions.com management team," said Steven H. Krein, Chairman and CEO of Promotions.com. "We wish Tom Brophy well in his future endeavors and thank him for his contributions to Promotions.com."

Mr. Brophy will depart Promotions.com to pursue another opportunity. He joined the Company as Controller and was promoted to CFO in July 1999.

Mr. Quartaro succeeded Mr. Brophy as Controller of the Company. Prior to joining Promotions.com Mr. Quartaro, a Certified Public Accountant, held finance related positions at several companies including KPMG LLP.

About Promotions.com

Promotions.com help marketers and their agencies save time and money by integrating Internet promotions into their marketing campaigns. The company leverages its Internet promotion expertise and proprietary technology infrastructure with a broad range of promotion and direct marketing tools for clients including Kraft Foods (NYSE: MO), NBC (NYSE: GE) and AT&T (NYSE: T).

This press release may be deemed to contain forward-looking information. Any forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements, including statements as to industry trends, future economic performance, anticipated profitability, anticipated revenues and expenses, and products or service line growth, may be significantly and materially impacted by certain risks and uncertainties, including, but not limited to, failure to meet operating objectives or to execute the operating plan, competition, and other economic factors. Additional risks and uncertainties are described in the Company's public filings with the Securities and Exchange Commission.

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Contact:
Larry Quartaro
Acting Chief Financial Officer
212-971-9800
lquartaro@promotions.com